Exhibit 3.5

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

ACTAVIS, INC.

Article I

Name

Section 1.1 The name of the Corporation is Actavis, Inc.

Article II

Purpose

Section 2.1 The purpose of the Corporation shall be all lawful activities permitted under the laws of the state of Nevada.

Article III

Authorized Capital

Section 3.1 Number of shares with par value shall be 100, with a par value per share of $.001.

Article IV

Board of Directors

Section 4.1 The name and address of the Board of Directors is:

Paul M. Bisaro c/o Actavis, Inc. 400 Interpace Parkway Parsippany, NJ 07054

Article V

Liability for Breach of Fiduciary Duty

Section 5.1 No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of officer, except for liability (a) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of distributions in violation of Section 78.300 of the Nevada General Corporation law.